Exhibit 10.1
HANMI BANK
Corporate Headquarters
3660 Wilshire Boulevard
Penthouse A
Los Angeles, CA 90010
Tel. :     (213) 382-2200
Tlx. :     188386 HANMI
Fax. :     (213) 384-8608
October 15, 2007
Mr. Brian E. Cho
22566 E. Birdseye Drive
Diamond Bar, CA 91765
Dear Mr. Cho:
     Hanmi Bank is pleased to extend an offer of employment to you as an Executive Vice President and Chief Financial Officer, on a full-time basis. In this position, you will be classified as an exempt employee, and are not eligible for overtime. Your annual starting salary will be $270,000 and you will receive the following incentives/ benefits:
•	Up to 50% of Annual Salary Incentive Compensation based on a set of goals
(First year only — Set $100,000 incentive compensation)
•	30,000 Stock Option Grant

•	5,000 Restricted Stock Grant

•	Auto allowance $700 per month

•	Cell phone allowance $100 per month plus Gas Card

•	401K Plan

•	20 days of paid annual vacation

•	Immediate coverage of health insurance
     All benefits are subject to change at the Bank’s sole discretion and also subject to the terms and conditions contained in the Bank’s employee’s handbook. This offer is conditional on you providing an acceptable evidence of your legal right to work and on the Bank’s review and approval of the results of a background and/or credit investigation as well as Board notification.
     We greatly look forward to having you join our Bank and become a member of our team. However, we recognize that you retain the option, as does the Bank, of ending your employment with the Bank at any time, with or without notice and with or without cause. As such, your employment with the Bank is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.
     If you plan to accept this offer, please be sure to return a signed copy of this letter to me or Human Resources Department by October 19, 2007. We look forward to your joining our team at Hanmi Bank.

Sincerely,

Sung Won Sohn President & CEO

I accept the offer from Hanmi Bank.

/s/ Brian E. Cho	11-1-07

Brian E. Cho	Date